FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

SOUTHERN PERU COPPER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14066	13-3849074
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016

(Address of Principal Executive Offices) (Zip Code)

(602) 977-6595

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K fling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On May 19, 2005, all of the holders of the Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Southern Peru Copper Corporation (the “Company”), namely, SPHC II Incorporated, Cerro Trading Company, SPC Investors, L.L.C., Phelps Dodge Overseas Capital Corporation and Climax Molybdenum B.V., voluntarily converted (the “Conversion”), on a share-for-share basis, all of their shares of Class A Common Stock, totaling in the aggregate 65,900,833 shares, into 65,900,833 newly-issued shares of fully paid and non-assessable common stock of the Company, par value $0.01 per share (the “Common Stock”).

As a result of the Conversion, (1) no shares of Class A Common Stock remain outstanding and no shares of Class A Common Stock shall be reissued, and (2) the number of authorized shares of Common Stock is now 167,207,640 and there are outstanding 147,248,216 shares of Common Stock.  In addition, the Agreement Among Certain Stockholders of the Company, dated January 2, 1996, as amended, has terminated as a result of the Conversion pursuant to section 4.2 thereof.

Accordingly, the right of the holders of Class A Common Stock (1) to vote as a separate class with respect to the election of directors of the Company, (2) to elect thirteen of the fifteen members of the Board of Directors of the Company (3) and to have five votes per share of Class A Common Stock when voting as a single class with the Common Stock on all matters other than the election of directors has been eliminated.  All holders of Common Stock shall vote as a single class on all matters submitted to a vote of stockholders, with each share of Common Stock entitled to one vote.

Item 8.01 Other Events.

The information provided in Item 3.03 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN PERU COPPER CORPORATION

Dated: May 19, 2005	By:	/s/ Armando Ortega
	Name:	Armando Ortega
	Title:	Secretary